Exhibit 3.2

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF DESIGNATION OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
MERGE HEALTHCARE INCORPORATED

Merge Healthcare Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1.	The name of the Corporation is Merge Healthcare Incorporated.

2.	Pursuant to resolution of its Board of Directors, the 2015 Annual Meeting of the stockholders of said Corporation was duly called and held on June 17, 2015 upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the below amendment.

3.	The Certificate of Designation of Series A Convertible Preferred Stock of the Corporation is hereby amended by deleting Section 10 in its entirety and replacing it with the following:

Section 10.  Voting Rights; Election of Directors.

(a)                Voting Rights.  Without limiting any rights provided to the holders of Series A Preferred Shares under the DGCL, the holders of Series A Preferred Shares shall be entitled to vote as a single class with the holders of the Common Stock on all matters submitted to a vote of stockholders of the Corporation. Each holder of Series A Preferred Shares shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which all Series A Preferred held of record by such holder could then be converted (taking into account, for the avoidance of doubt, all Unpaid Series A Dividends thereon convertible into shares of Common Stock, any Conversion Price adjustments made pursuant to Section 9 and, prior to the Stockholder Approval, the Conversion Cap) at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first executed; provided, however, that no holder of Series A Preferred shall be entitled to cast votes for the number of shares of Common Stock issuable upon conversion of such Series A Preferred Shares held by such holder that exceeds (subject to a proportionate adjustment in the event of a stock split, stock dividend, combination or other proportionate recapitalization) the quotient of (x) the aggregate purchase price paid by such holder of Series A Preferred Shares for its Series A Preferred Shares, divided by (y) the greater of (i) $4.14 and (ii) the Closing Price of the Common Stock on the Trading Day immediately prior to the Date of Issuance of such holder’s Series A Preferred Shares.  The holders of Series A Preferred Shares shall be entitled to notice of any meeting of stockholders in accordance with the Bylaws of the Corporation.

(b)                Investor Director.

(1)            For so long as Investors hold at least the Minimum Holding, the holders of Series A Preferred Shares, voting as a separate class, shall be entitled to elect one (1) member (the “Investor Director”) of the Board.

(2)            Each Investor Director appointed shall continue to hold office until the next annual meeting of the stockholders of the Corporation and until his or her successor is elected and qualified in accordance with Section 10(b)(1) and the Bylaws or at such time as such Investor Director’s death, resignation, retirement or disqualification. The Corporation shall use its reasonable best efforts to ensure that any Investor Director is removed only if so directed in writing by the holders of a majority of the Series A Preferred Shares, unless otherwise required by Section 10(b)(1) or applicable law.

(3)            Any vacancy, including but not limited to a vacancy created by the removal, death, resignation, retirement or disqualification of an Investor Director, shall be filled by the affirmative vote of a majority of the Series A Preferred Shares. If the holders of the Series A Preferred Shares for any reason fail to elect anyone to fill any such directorship or vacancy, such position shall remain vacant until such time as such holders elect a director to fill such position and shall not be filled by resolution or vote of the Board or the Corporation’s other stockholders. The Corporation shall take all such action as may be reasonably requested by such holders to effect this Section 10(b) (including nominating and recommending the designees of the holders of the Series A Preferred Shares for election).

(4)            The Investor Director shall be entitled to reimbursement of expenses incurred in such capacities on the same basis as the Company provides such reimbursement to the other non–management members of its Board.

4.	This Certificate of Amendment of Certificate of Designation was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said MERGE HEALTHCARE INCORPORATED has caused this Certificate to be signed by its Secretary this 17th day of June, 2015.

MERGE HEALTHCARE INCORPORATED

By:	/s/ Justin C. Dearborn
Justin C. Dearborn
Its:	Secretary